Exhibit 99.1

FOR FURTHER INFORMATION:	RE: FTI Consulting, Inc. 900 Bestgate Road Annapolis, MD 21401 (410) 224-8770

AT FTI CONSULTING: AT FINANCIAL RELATIONS BOARD:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
Chairman, CEO & President	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 28, 2004

FTI CONSULTING, INC. ANNOUNCES SECOND-QUARTER, SIX-MONTH

RESULTS

Reports $107.4 Million in Revenues, Diluted EPS of $0.30, Improved Margins;

Updates 2004 Outlook

ANNAPOLIS, MD, July 28, 2004—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting, today reported its results for the second quarter and six months ended June 30, 2004. The company also updated its outlook for the remainder of 2004.

Second-Quarter Results

Revenues for the second quarter of 2004 were $107.4 million compared with $94.5 million from continuing operations for the second quarter of 2003, an increase of 13.7 percent. Income from continuing operations was $12.8 million compared with $18.5 million in the comparable quarter last year, a 30.8 percent decrease, and earnings per diluted share were $0.30 compared with $0.44 from continuing operations last year, a decrease of 31.8 percent.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $26.5 million compared with $34.0 million from continuing operations in the prior year, a decrease of 22.1 percent. Although EBITDA is not a measure of financial condition or performance determined in accordance with Generally Accepted Accounting Principles, the company believes that the use of EBITDA as a supplemental financial measure is indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations.

Cash flow provided by operations was $20.7 million compared with $37.8 million in the second quarter of 2003. At June 30, 2004, FTI had cash and cash equivalents of approximately $3.1 million. Total long-term debt at June 30, 2004 was $113.8 million, down from $117.5 million at March 31, 2004, and $121.3 million at December 31, 2003. At June 30, 2004, $11.0 million was outstanding under the company’s $100 million revolving line of credit. During the second quarter, the revolver was utilized in connection with the repurchase of 206,900 shares of common stock at an average price of $15.42 per share, for an aggregate of approximately $3.2 million. At June 30, 2004, the remaining amount authorized under the company’s current share repurchase program was approximately $41.6 million.

Total headcount at June 30, 2004 was 1,022, and net billable headcount increased by 13 to 750 compared with 737 at the end of the first quarter of 2004. Utilization of billable personnel was 79.1 percent for the second quarter, and average rate per hour for the quarter was $349.

Commenting on the results for the quarter, Jack Dunn, FTI’s chairman, chief executive officer and president, said, “We were pleased that progress on our initiatives continues, and that our gross and operating margins improved from the first quarter. Excluding first-quarter revenues attributable to the previously reported personnel departures, revenues actually increased slightly in the second quarter compared with the first, and earnings per share improved by more than 10 percent. In addition, our cash flow from operations, as expected, rebounded from some one-time items in the first quarter, and that allowed us to use our cash to begin reducing debt we incurred primarily in connection with our three recent acquisitions, as well as with our stock buyback program.”

Second-Quarter Business Segment Results

FTI’s three major business practices—corporate finance/restructuring, forensic and litigation consulting, and economic consulting—began reporting as segments beginning with the first quarter of 2004 in accordance with generally accepted accounting principles under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. In 2003, FTI’s business practices were not operated as segments, and accordingly the company did not report results of operations by segment. The accompanying table reports revenues and EBITDA by segment for the second quarter and first half of 2004, as well as associated segment business metrics, and for the second quarter and first half of 2003 reports only revenues and associated business metrics by major practice area, which are estimates derived from classifying client engagements by the principal nature of the service.

For the second quarter, corporate finance/restructuring revenues were below the prior-year period, as expected, falling 40.2 percent to $39.6 million from $66.2 million as a result of the reduced volume of new business in the restructuring market, as well as the departure of a number of professionals in the company’s restructuring practice in the first quarter of 2004. EBITDA margin was 31.9 percent for the second quarter of 2004, and improved sequentially from 29.2 percent, primarily as a result of the elimination of certain costs in the first quarter related to the aforementioned departures and other cost-reduction actions.

Forensic and litigation consulting revenues increased 79.2 percent to $45.7 million in the second quarter from $25.5 million last year as a result of organic growth and the acquisitions of the former dispute advisory business of KPMG (DAS) and Ten Eyck Associates in the fourth quarter of 2003. This segment’s second-quarter EBITDA margin of approximately 31.5 percent also reflected a sequential improvement from 28.6 percent.

Economic consulting revenues also increased substantially in the second quarter of 2004, growing 689.3 percent to $22.1 million from $2.8 million in the second quarter of 2003 as a result of organic growth and the acquisition of Lexecon late in the fourth quarter of 2003. This segment’s EBITDA margin of 24.1 percent continues to exceed expectations.

Dominic DiNapoli, FTI’s executive vice president and chief operating officer, commented, “Our practice areas continued to enjoy strong performances this quarter. Economic consulting again exceeded our bottom-line expectations and our litigation and forensic consulting practice continued to grow, although less than initially expected. Our corporate finance/restructuring business remains at the level we anticipated, but with better margins due in part to the success achieved in our cost-reduction initiatives implemented last quarter. We will continue to focus on our costs while seeking to improve revenues and make investments for the future throughout our business.”

Six-Month Results

Revenues were $217.7 million, an increase of 11.1 percent compared with $195.9 million from continuing operations for the first half of 2003. Income from continuing operations declined 34.3 percent to $24.3 million from $37.0 million in the comparable period last year, and earnings per share declined 36.0 percent to $0.57 on a diluted basis compared with $0.89 from continuing operations last year.

EBITDA was $51.3 million compared with $69.1 million from continuing operations in the prior year, a decrease of 25.8 percent. Cash flow provided by operations was $0.5 million in the first half of 2004 compared with $57.0 million in the first half of 2003. As previously reported, cash flow from operations was reduced by several one-time events in the 2004 first quarter, including approximately $7.0 million to provide working capital for one of the company’s late-2003 acquisitions, and approximately $10.0 million of retainers returned to clients in connection with the first-quarter personnel departures.

As expected, corporate finance/restructuring revenues for the first half of 2004 were below the year-ago period, falling 40.1 percent to $82.9 million from $138.3 million as a result of the reduced volume of new business in the restructuring market, as well as the departure of a number of professionals in the company’s restructuring practice.

Forensic and litigation consulting revenues increased 75.2 percent to $89.8 million in the first half of 2004 from $51.3 million last year as a result of organic growth and the acquisitions of DAS and Ten Eyck Associates in the fourth quarter of 2003.

Economic consulting revenues also increased substantially in the first half of 2004, growing 614.3 percent to $45.0 million from $6.3 million in the first half of 2003 as a result of organic growth and the acquisition of Lexecon late in the fourth quarter of 2003.

Outlook for the Remainder of 2004

Based on results for the first half of the year, FTI has narrowed and refined its outlook for 2004. It is anticipated that margins will continue to improve, that the rate of improvement will be slightly less due to recent investments the company has made in new hires, and the slower-than-originally expected growth of our forensic and litigation practice. We also anticipate that customary seasonal factors will affect its third-quarter business, as usual, and that the fourth quarter will begin to reflect the benefits of some of the recent investments in practice-area expansion. These investments include the sign-on and direct compensation for several new senior-level individuals, which will be a net expense until their practices begin to ramp up. These new hires are in the Transaction Advisory, FTI Capital Advisory, Interim Management, and Forensic and Litigation Consulting practices, and should begin to have a positive impact in the fourth quarter and future years.

FTI anticipates that total revenues will range from $429.0 million to $445.0 million for the year. EBITDA and earnings per diluted share are anticipated to range from $107.0 million to $111.0 million, and $1.20 to $1.25, respectively, before an expected one-time non-cash charge of approximately $3.2 million, or $0.04 per share, sometime during the second half of 2004, in connection with the recently signed lease for new offices in New York City and the move from the company’s present New York facilities, for which the company will receive a cash inducement of $8.0 million that would be amortized over the future life of the new lease as a reduction of rent expense going forward. The company also expects cash flow from operations to range from $66.0 million to $72.0 million for the year, before the one-time items in the first quarter. A table reflecting this refined outlook for each of FTI’s three business segments is attached.

Second-Quarter Conference Call

FTI will hold a conference call to discuss second-quarter results and management’s outlook for the rest of 2004 at 11:00 a.m. Eastern time on Thursday, July 29, 2004. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

FTI Consulting, Inc.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(in thousands, except per share data)

	Six Months Ended
	June 30, 2004	June 30, 2003
	(unaudited)

Revenues	$217,685	$195,877

Direct cost of revenues	120,175	89,610
Selling, general and administrative expenses	50,598	39,954
Amortization of other intangible assets	2,976	1,550

	173,749	131,114

Operating income	43,936	64,763

Interest expense, net	2,803	2,571

Income from continuing operations before income tax provision	41,133	62,192

Income tax provision	16,823	25,190

Income from continuing operations	24,310	37,002

Income from operations of discontinued operations, net of income taxes(1)	—	1,916
Loss from sale of discontinued operations, net of income taxes	—	(7,275)

Loss from discontinued operations	—	(5,359)

Net income	$24,310	$31,643

Earnings per common share - basic
Income from continuing operations	$0.58	$0.92
Loss from discontinued operations	—	(0.13)

Net income	$0.58	$0.79

Weighted average common shares outstanding - basic	42,135	40,003

Earnings per common share - diluted
Income from continuing operations	$0.57	$0.89
Loss from discontinued operations	—	$(0.13)

Net income	$0.57	$0.76

Weighted average common shares outstanding - diluted	42,561	41,438

(1) Revenues included in discontinued operations were $17,516 for the six months ended June 30, 2003.

Supplemental Financial Data
	June 30, 2004	June 30, 2003
	(in thousands)
EBITDA from continuing operations(2)
EBITDA Reconciliation:
EBITDA from continuing operations	$51,263	$69,169
Depreciation	4,351	2,856
Amortization of other intangible assets	2,976	1,550

Operating income	43,936	64,763
Interest expense, net	2,803	2,571
Income taxes	16,823	25,190

Income from continuing operations	24,310	37,002
Loss from discontinued operations	—	(5,359)

Net income	$24,310	$31,643

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure defined as operating income before depreciation and amortization. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2004 AND 2003

(in thousands, except per share data)

	Three Months Ended
	June 30, 2004	June 30, 2003
	(unaudited)

Revenues	$107,445	$94,526

Direct cost of revenues	58,309	43,074
Selling, general and administrative expenses	24,840	18,787
Amortization of other intangible assets	1,255	775

	84,404	62,636

Operating income	23,041	31,890

Interest expense, net	1,396	741

Income from continuing operations before income tax provision	21,645	31,149

Income tax provision	8,852	12,615

Income from continuing operations	12,793	18,534

Income from operations of discontinued operations, net of income taxes(1)	—	686
Loss from sale of discontinued operations, net of income taxes	—	(7,020)

Loss from discontinued operations	—	(6,334)

Net income	$12,793	$12,200

Earnings per common share - basic
Income from continuing operations	$0.30	$0.45
Loss from discontinued operations	—	(0.15)

Net income	$0.30	$0.30

Weighted average common shares outstanding - basic	42,172	41,343

Earnings per common share - diluted
Income from continuing operations	$0.30	$0.44
Loss from discontinued operations	—	$(0.15)

Net income	$0.30	$0.29

Weighted average common shares outstanding - diluted	42,517	42,524

(1) Revenues included in discontinued operations were $8,052 for the three months ended June 30, 2003.

Supplemental Financial Data
	June 30, 2004	June 30, 2003
EBITDA from continuing operations(2)	(in thousands)
EBITDA Reconciliation:
EBITDA from continuing operations	$26,547	$33,966
Depreciation	2,251	1,301
Amortization of other intangible assets	1,255	775

Operating income	23,041	31,890
Interest expense, net	1,396	741
Income taxes	8,852	12,615

Income from continuing operations	12,793	18,534
Loss from discontinued operations	—	(6,334)

Net income	$12,793	$12,200

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure defined as operating income before depreciation and amortization. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(in thousands)

	June 30, 2004	June 30, 2003
Operating activities
Net income	$24,310	$31,643
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	4,351	2,856
Amortization of other intangible assets	2,976	1,550
Provision for doubtful accounts	2,554	3,799
Income tax benefit from stock option exercises	1,882	11,052
Loss from sale of discontinued operations	—	7,275
Non-cash interest and other	732	1,064
Changes in operating assets and liabilities
Accounts receivable, billed and unbilled	(25,309)	(1,949)
Accrued compensation expense	(392)	(1,622)
Billings in excess of services provided	(7,753)	(3,369)
Income taxes payable	(479)	1,344
Other assets and liabilities	(2,369)	3,330

Net cash provided by operating activities	503	56,973

Investing activities
Purchases of property and equipment	(4,099)	(5,464)
Cash received from sale of discontinued operations	—	2,150
Payments for acquisition of businesses, including contingent payments and acquisition costs	(923)	(408)
Change in other assets	603	886

Net cash used in investing activities	(4,419)	(2,836)

Financing activities
Issuance of common stock, net of offering costs	—	99,223
Issuance of common stock under equity compensation plans	2,473	11,329
Purchase and retirement of common stock	(4,354)	—
Borrowings under long-term debt arrangements	32,000	—
Repayments of long-term debt	(28,500)	(61,954)
Payments of capital lease obligations and other	(360)	(148)

Net cash provided by financing activities	1,259	48,450

Net (decrease) increase in cash and cash equivalents	(2,657)	102,587
Cash and cash equivalents, beginning of period	5,765	9,906

Cash and cash equivalents, end of period	$3,108	$112,493

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FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	EBITDA before corporate	Utilization	Average Rate	Billable Headcount
Three Months Ended June 30, 2004
Forensic and Litigation Consulting	$45,742	$14,408	76%	$291	375
Corporate Finance/Restructuring	39,576	12,622	84%	$419	229
Economic Consulting	22,127	5,346	81%	$376	146

	$107,445	32,376	79%	$349	750

Corporate expenses		(5,829)

		$26,547

Six Months Ended June 30, 2004
Forensic and Litigation Consulting	$89,855	$27,029	76%	$286	375
Corporate Finance/Restructuring	82,863	25,259	84%	$427	229
Economic Consulting	44,967	10,758	83%	$377	146

	$217,685	63,046	80%	$351	750

Corporate expenses		(11,783)

		$51,263

					estimated
Three Months Ended June 30, 2003
Forensic and Litigation Consulting	$25,472	n/a	73%	$295	226
Corporate Finance/Restructuring	66,226	n/a	90%	$406	334
Economic Consulting	2,828	n/a	92%	$272	27

	$94,526	$38,362	85%	$350	587

Corporate expenses		(4,396)

		$33,966

					estimated
Six Months Ended June 30, 2003
Forensic and Litigation Consulting	$51,317	n/a	79%	$273	226
Corporate Finance/Restructuring	138,259	n/a	94%	$392	334
Economic Consulting	6,301	n/a	96%	$253	27

	$195,877	$78,773	89%	$347	587

Corporate expenses		(9,604)

		$69,169

n/a - data not available
Outlook for 2004
Forensic and Litigation Consulting	$185,000	$57,000	77%	$295	409
Corporate Finance/Restructuring	159,000	53,000	80%	$415	236
Economic Consulting	93,000	23,000	80%	$376	151

	$437,000	133,000	78%	$350	796

Corporate expenses		(24,000)

		$109,000

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2004 AND DECEMBER 31, 2003

(in thousands, except per share amounts)

	June 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$3,108	$5,765
Accounts receivable, net	75,496	57,584
Unbilled receivable, net	31,237	26,138
Other current assets	16,038	9,716

Total current assets	125,879	99,203

Property and equipment, net	20,403	20,757

Goodwill, net	515,191	514,544
Other intangible assets, net	7,482	10,137
Other assets	15,678	15,924

Total assets	$684,633	$660,565

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$12,513	$18,869
Accrued compensation	32,423	32,815
Current portion of long-term debt	18,750	16,250
Billings in excess of services provided	8,583	16,336

Total current liabilities	72,269	84,270

Long-term debt, less current portion	106,000	105,000
Deferred income taxes and other liabilities	23,404	16,139

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 42,616 shares issued and outstanding in 2004 and 42,253 shares issued and outstanding in 2003	426	423
Additional paid-in capital	335,834	332,823
Unearned compensation	(5,277)	(5,733)
Retained earnings	151,977	127,667
Accumulated other comprehensive loss	—	(24)

Total stockholders’ equity	482,960	455,156

Total liabilities and stockholders’ equity	$684,633	$660,565